Mail Stop 3561
                                                          October 4, 2018


Via E-mail
Mark Korb
Chief Financial Officer
Icagen, Inc.
4222 Emperor Blvd., Suite 350
Research Triangle Park
Durham, NC 27703

       Re:    Icagen, Inc.
              Form 10-K for Fiscal Year Ended December 31, 2017
              Filed April 17, 2018
              File No. 000-54748

Dear Mr. Korb:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          /s/ Rufus Decker

                                                          Rufus Decker
                                                          Accounting Branch
Chief
                                                          Office of Beverages,
Apparel and
                                                          Mining